THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. THESE STATEMENTS ARE NOT INCORPORATED BY REFERENCE IN THIS OR ANY OTHER FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THE COMDISCO, INC. CONSOLIDATED FINANCIAL STATEMENTS AND THIS INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

     INDEPENDENT AUDITORS' REPORT

     The Stockholders and Board of Directors
     Comdisco, Inc.:

     We have audited the accompanying balance sheets of Comdisco Ventures (a division of Comdisco, Inc.) as of September 30, 1999 and 1998, and the related statements of earnings and division equity, and cash flows for each of the years in the three-year period ended September 30, 1999. These financial statements are the responsibility of the Comdisco Ventures' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in note 1 to the financial statements, Comdisco Ventures is a division of Comdisco, Inc.; accordingly, the financial statements of Comdisco Ventures should be read in conjunction with the audited financial statements of Comdisco, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comdisco Ventures at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles.

     /s/  KPMG LLP

     Chicago, Illinois
     December 2, 1999

COMDISCO VENTURES
Balance Sheets
September 30, 1999 and 1998
(in thousands)




                                                                          1999            1998
                                                                       -------         -------
ASSETS
     Equity securities............................................    $197,335        $ 16,995
     Receivables, net.............................................     341,061          66,425
     Inventory of equipment.......................................       1,762           1,120
     Leased assets:
          Direct financing and sales-type.........................       5,106           7,344
          Operating (net of accumulated depreciation).............     283,241         182,403
               Net leased assets..................................     288,347         189,747
     Other assets.................................................      17,069           6,956
                                                                      --------        --------
                                                                      $845,574        $281,243
                                                                      ========        ========


LIABILITIES AND DIVISION EQUITY
     Inter-group loan............................................     $533,297        $189,281
     Accounts payable............................................          329             561
     Deferred income taxes.......................................       72,265           4,116
     Other liabilities...........................................       40,034          16,205
                                                                      --------        --------
                                                                       645,925         210,163

     Division equity.............................................      199,649          71,080
                                                                      --------        --------
                                                                      $845,574        $281,243
                                                                      ========        ========



See accompanying notes to financial statements.

COMDISCO VENTURES
Statements of Earnings and Division Equity
Years ended September 30, 1999, 1998, and 1997
(in thousands)




                                                              1999          1998          1997
                                                           -------       -------       -------
Revenue:
    Leasing:
      Operating.......................................    $116,678      $ 83,147      $ 61,544
      Direct financing................................       1,389         1,073         2,771
      Sales-type......................................         336           866         4,305
                                                           -------       -------       -------
            Total leasing.............................     118,403        85,086        68,620

    Sales.............................................       6,142         7,136         6,942
    Interest income on notes..........................      22,580         6,655         3,139
    Warrant sale proceeds and capital gains...........      80,731        14,938        16,435
    Other.............................................         683           483           195
                                                           -------       -------       -------
            Total revenue.............................     228,539       114,298        95,331
                                                           -------       -------       -------

Cost and expenses:
    Leasing:
      Operating.......................................      87,860        59,884        42,740
      Sales-type......................................         254           479         3,615
                                                           -------       -------        ------
            Total leasing.............................      88,114        60,363        46,355

    Sales.............................................       4,460         3,980         4,423
    Selling, general, and administrative..............      18,166         5,793         5,436
    Interest..........................................      23,373        10,835         7,670
    Bad debt expense..................................      23,200         4,786         6,250
                                                           -------       -------        ------
            Total costs and expenses..................     157,313        85,757        70,134
                                                           -------       -------        ------

            Earnings before income taxes..............      71,226        28,541        25,197
Income taxes..........................................      28,402        11,381        10,047
                                                           -------       -------        ------
            Net earnings..............................    $ 42,824      $ 17,160      $ 15,150
                                                           =======       =======        ======

Division equity at beginning of year..................    $ 71,080      $ 53,920      $ 38,770

Comprehensive income:
    Net earnings......................................      42,824        17,160        15,150
    Other comprehensive income
      unrealized gains, net of tax....................      85,745            --            --
            Total comprehensive income................     128,569        17,160        15,150
                                                           -------       -------        ------
Division equity at end of year........................    $199,649      $ 71,080      $ 53,920
                                                           =======       =======       =======


See accompanying notes to financial statements.

COMDISCO VENTURES
Statements of Cash Flows
Years ended September 30, 1999, 1998, and 1997
(in thousands)




                                                               1999            1998            1997
                                                             -------         ------          ------
Cash flows from operating activities:
    Operating lease and other leasing receipts..........    $117,504        $ 91,632        $ 80,051
    Leasing costs, primarily rentals....................         (90)         (1,269)           (111)
    Sales...............................................       6,671           7,220           6,104
    Cost of sales.......................................        (113)           (980)           (423)
    Warrant proceeds....................................      80,731          14,938          16,435
    Promissory note receipts............................      66,912          32,685          15,753
    Other revenue.......................................      15,231           6,883           3,334
    Selling, general, and administrative expenses.......      (7,546)         (6,794)         (5,435)
                                                            --------        --------        --------
          Net cash provided by operating activities.....     279,300         144,315         115,708
                                                            --------        --------        --------

Cash flows from investing activities:
    Equipment purchased for leasing.....................    (205,624)       (114,188)        (91,297)
    Purchase of property and equipment..................        (324)           (140)           (249)
    Equity investments..................................     (39,641)         (7,945)         (4,294)
    Issuance of promissory notes........................    (323,876)        (57,213)        (34,319)
    Other...............................................      (5,558)          2,366          16,273
                                                             --------        --------        --------
          Net cash used in investing activities.........    (575,023)       (177,120)       (113,886)
                                                             --------        --------        --------

Cash flows from financing activities:
    Net change in inter-group loans.....................     295,723          32,931          (1,948)
    Principal payments on nonrecourse debt..............          --            (126)            126
                                                             --------        --------        --------
          Net cash provided by financing activities.....     295,723          32,805           (1,822)
                                                             --------        --------        --------
          Net increase in cash and
            cash equivalents............................          --              --              --

Cash and cash equivalents at beginning of period........          --              --              --
                                                             --------        --------        --------
Cash and cash equivalents at end of period..............    $     --        $     --        $     --
                                                             ========        ========        ========

COMDISCO VENTURES
Statements of Cash Flows, Continued
Years ended September 30, 1999, 1998 and 1997
(in thousands)





                                                                      1999            1998            1997
                                                                   -------         -------         -------

Reconciliation of net earnings to net cash
    provided by operating activities -- net earnings...........   $ 42,824        $ 17,160        $ 15,150
Adjustments to reconcile net earnings to
    net cash provided by operating activities:
      Leasing costs, primarily depreciation and amortization...     88,024          59,094          46,244
      Leasing revenue..........................................      2,238           6,231          11,425
      Principal portion of notes receivable....................     44,332          26,030          12,614
      Cost of sales............................................      4,347           3,000           4,000
      Selling, general, and administrative expenses............     33,820           3,785           6,251
      Income taxes.............................................     28,402          11,381          10,047
      Interest.................................................     23,373          10,835           7,670
      Other -- net.............................................     11,940           6,799           2,307
                                                                   -------         -------         -------
 Net cash provided by operating activities.....................   $279,300        $144,315        $115,708
                                                                   =======         =======         =======


See accompanying notes to financial statements.

                               COMDISCO VENTURES
                         Notes to Financial Statements
                       September 30, 1999, 1998, and 1997
                                 (in thousands)


(1)       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF OPERATIONS

          Formed in 1987 as a division of Comdisco, Inc., Comdisco Ventures ("Ventures") provides a wide variety of financing products to venture capital-backed start-up companies. These include equipment leases and loans, subordinated debt, receivables financing, and equity financing. Its principal market is North America.

          Ventures' cash activity is reflected through the inter-group loan account. Interest expense on suc loan account, which amounted to $23,373, $10,835, and $7,670 in the years ended September 30, 1999,
          1998, and 1997, respectively, is included in interest expense in the accompanying financial statements.

          Ventures is allocated certain shared services and support activities of Comdisco, Inc., consisting of, among other things, financial and accounting services, information system services, certain selling and marketing activities, executive management, human resources, corporate finance, legal, and corporate planning activities. Such allocated expenses amounted to $3,000 during the year ended September 30, 1999 and $1,000 in both of the years ended September 30, 1998 and 1997. Ventures was allocated such expenses based on use and other criteria which management believes is reasonable.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          INCOME TAXES

          Ventures is included in the consolidated Federal and state income tax returns of Comdisco, Inc. Income tax expense has been computed as if Ventures filed its own income tax returns. Related current tax liabilities are settled through the inter-group loan account.

          Ventures uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

          LEASE ACCOUNTING

          See note 4 and 5 of Notes to Financial Statements for a description of lease accounting policies, lease revenue recognition, and related costs.

          INVENTORY OF EQUIPMENT

          Inventory of equipment is stated at the lower of cost or market by categories of similar equipment.

          FURNITURE AND EQUIPMENT

          Furniture and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Furniture and equipment is included as a component of other assets.

          INVESTMENTS IN EQUITY SECURITIES

          Ventures determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities classified as available-for-sale are carried at fair value, based on quoted market prices, net of market value discount to reflect any restrictions on transferability, with unrealized gains and losses reported as a component of division equity. Equity investments for which there is no readily determinable fair value are carried at cost, less any appropriate valuation allowance.

          WARRANTS

          Ventures' investments in warrants (received in connection with its lease or other financings) are initially recorded at zero cost and carried in the financial statements as follows:

          o Warrants that meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

          o Warrants that do not meet the criteria for classification as a marketable security are carried at zero value.

          The proceeds received from the sale or liquidation are recorded as earnings when received.

(2)       EQUITY SECURITIES

          Ventures invests in equity instruments of privately-held companies in networking, communications, software, Internet-based, and other industries. For equity instruments, which are non-quoted investments, Ventures' policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. Ventures identifies and records impairment losses on equity securities when events and circumstances indicate that such assets might be impaired. During 1999 and 1998, certain of these investments in privately-held companies became available-for-sale securities when the investees completed initial public offerings.

          Equity securities include the following as of September 30:

                                                                            1999             1998
                                                                         -------          -------
          Available-for-sale securities:
            Cost......................................................  $  7,735         $  3,390
            Unrealized gain...........................................   142,612               --
                                                                        --------         --------
                   Market value.......................................   150,347            3,390
          Equity instruments (at cost less valuation adjustments).....    46,988           13,605
                                                                        --------         --------
                   Carrying value.....................................  $197,335         $ 16,995
                                                                        ========         ========


          Realized gains or losses are recorded upon disposition of investments based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of portfolio investments are included as changes in the unrealized appreciation or depreciation of investments in the other comprehensive income. Net realized gains from the sales of equity investments were $5,161, $1,396, and $3,425 in fiscal 1999, 1998, and 1997, respectively. Gross realized gains from the sales of equity securities were $7,646 in fiscal 1999, $2,084 in fiscal 1998, and $3,515 in fiscal 1997.

          Ventures records the proceeds received from the sale or liquidation of warrants received in conjunction with its lease or other financings as income when received. These proceeds were $75,570, $13,542, and $13,010 in fiscal 1999, 1998, and 1997, respectively.




(3)       RECEIVABLES

          Receivables include the following at September 30:


                                                                      1999             1998
                                                                  --------         --------
          Equipment loans......................................   $ 85,088          $31,311
          Subordinated loans...................................    249,565           32,521
          Receivable financing and other.......................      5,477               --
          Nonperforming loans..................................      2,975            1,487
                                                                  ---------         --------
                 Total notes receivable........................    343,105           65,319
          Accounts.............................................      7,148            3,325
          Other................................................      7,321            3,781
                                                                  ---------         --------
                 Total receivables.............................    357,574           72,425
          Allowance for credit losses..........................    (16,513)          (6,000)
                                                                  ---------         --------
                 Total.........................................   $341,061          $66,425
                                                                  =========         ========


          Ventures provides loans to high technology privately held companies in networking, communications, software, Internet-based industries, healthcare and other industries. Ventures' loans are generally structured as equipment loans or subordinated loans.

          The amount of each loan varies, but generally does not exceed $5.0 million. The loans bear fixed interest rates with coupons currently ranging from 8.0% to 13.0% per annum. In addition, loan processing fees typically ranging from .5% to 2.0% of the principal amount of the loan may be paid at loan closing. As part of the loan transaction, Ventures receives warrants to purchase an equity interest in the borrower at a nominal exercise price. The amount of the warrants received and the exercise price varies based upon borrower-specific valuation factors. Loans provide current income from interest and fees.

          Contractual maturities of total notes receivables as of September 30, 1999 were as follows: 2000 -$130,000; 2001 - $153,000; 2002 -
          $107,000; 2003 and thereafter - $13,000. Actual cash flows will vary from contractual maturities due to prepayments and charge-offs.

          Changes in the allowance for credit losses (combined notes and accounts receivables) for the years ended September 30 were as follows:

                                                     1999                1998               1997
                                                  --------             -------            -------
          Balance at beginning of year.......... $  6,000             $ 5,500            $    --
          Provision for credit losses...........   23,200               4,786              6,250
          Net credit losses.....................  (12,687)             (4,286)              (750)
                                                  --------             -------            -------
              Balance at end of year............ $ 16,513             $ 6,000            $ 5,500
                                                  ========             =======            =======

(4)       LEASE ACCOUNTING POLICIES

          FASB Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type, or operating method.

          LEASED ASSETS

          o Direct financing and sales-type leased assets consist of the present value of the future minimum lease payments plus the present value of the residual (collectively referred to as the net investment). Residual is the estimated fair market value at lease termination. In estimating the equipment's fair value at lease termination, Ventures relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. Ventures' estimates are reviewed continuously to ensure realization, however the amounts Ventures will ultimately realize could differ from the estimated amounts.

          o Operating leased assets consist of the equipment cost, less the amount depreciated to date.

          REVENUE, COSTS, AND EXPENSES

          o DIRECT FINANCING LEASES - Revenue consists of interest earned on the present value of the lease payments and residual. Revenue is recognized periodically over the lease term as a constant percentage return on the net investment. There are no costs and expenses related to direct financing leases since leasing revenue is recorded on a net basis.

          o SALES-TYPE LEASES - Revenue consists of the present value of the total contractual lease payments which is recognized at lease inception. Costs and expenses consist of the equipment's net book value at lease inception, less the present value of the residual. Interest earned on the present value of the lease payments and residual, which is recognized periodically over the lease term as a constant percentage return on the net investment, is included in direct financing lease revenue in the statement of earnings.

          o OPERATING LEASES - Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term. Costs and expenses are principally depreciation of the equipment. Depreciation is recognized on a straight-line basis over the lease term to Ventures' estimate of the equipment's fair market value at lease termination, also commonly referred to as "residual" value. In estimating the equipment's fair value at lease termination, Ventures relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. Ventures' estimates are reviewed continuously to ensure realization, however the amounts Ventures will ultimately realize could differ from the amounts assumed in determining depreciation on the equipment in the operating lease portfolio at September 30, 1999.

          o Initial direct costs related to operating and direct financing leases, including salesperson's commissions, are capitalized and amortized over the lease term.

(5)       LEASED ASSETS

          The  components  of  the  net  investment  in  direct   financing  and
          sales-type leases as of September 30 are as follows:


                                                                   1999              1998
                                                                --------         --------
          Minimum lease payments receivable....................  $5,540         $7,876
          Estimated residual values............................     181            717
          Less: unearned revenue...............................    (615)        (1,249)
                                                                 ------         ------
                 Net investment in direct financing and
                   sales-type leases.........................    $5,106         $7,344
                                                                 ======         ======


          Unearned revenue is recorded as leasing revenue over the lease terms.

          The following is a schedule of future minimum lease payments to be received under direct financing and sales-type leases, based on contractual terms in existence as of September 30, 1999:

                      YEARS ENDING              MINIMUM
                      SEPTEMBER 30,            PAYMENTS
                    ----------------           --------

                          2000                   $3,147
                          2001                    1,954
                          2002                      422
                          2003                       17
                          2004                       --
                                                 ------
                                                 $5,540
                                                 ======

          Operating leased assets include the following as of September 30:


                                                         1999              1998
                                                    ---------         ---------

          Operating leased assets.................  $ 432,862         $ 294,352
          Less: accumulated depreciation
             and amortization.....................   (149,621)         (111,949)
                                                    ---------         ---------
                  Net.............................  $ 283,241         $ 182,403
                                                    =========         =========

          The following is a schedule of future minimum rental payments to be received under operating leases, based on contractual terms in existence as of September 30, 1999:


                          YEARS ENDING                  MINIMUM
                          SEPTEMBER 30,                PAYMENTS
                         --------------               ----------

                              2000                      $129,127
                              2001                       109,085
                              2002                        66,515
                              2003                        10,565
                              2004                            --
                                                        --------
                                                        $315,292
                                                        ========

(6)       LEASE PORTFOLIO INFORMATION

          The size of Ventures' lease portfolio can be measured by the cost of leased assets at the date of lease inception. Cost at lease inception represents either the equipment's original cost or its net book value at termination of a prior lease. The following table summarizes, by year of lease commencement and by year of projected lease termination, the cost at lease inception for all leased assets recorded at September 30, 1999:



                                                                             PROJECTED YEAR OF LEASE TERMINATION
                                                COST AT
          YEAR LEASE                             LEASE         --------------------------------------------------
          COMMENCED                          INCEPTION            2000             2001         2002         2003
          ------------------                 ---------         -------          -------      -------      -------
          1995 and prior                      $ 10,476         $10,156          $   320      $    --      $    --
          1996                                  39,838          38,168            1,393          277           --
          1997                                  77,909          45,338           31,636         461           474
          1998                                 113,881           3,942           40,899      64,608         4,532
          1999                                 204,202              13            9,325     115,465        79,399
                                              --------         -------          -------     --------      -------
                                              $446,306         $97,617          $83,573     $180,711      $84,405
                                              ========         =======          =======     ========      =======




          The following table summarizes the estimated net book value at lease termination for all leased assets recorded at September 30, 1999. The table is presented by year of lease commencement and by year of projected lease termination:



                                      NET BOOK       PROJECTED YEAR OF LEASE TERMINATION
                                      VALUE AT
          YEAR LEASE                     LEASE      -------------------------------------
          COMMENCED                TERMINATION         2000      2001      2002      2003
        ------------------         -----------      -------   -------   -------    ------

             1996                      $ 3,625      $ 3,625    $   --   $    --    $   --
             1997                       10,306        6,421     3,885        --        --
             1998                       11,790          509     4,549     6,732        --
             1999                       24,209           --       636    13,710     9,863
                                        ------      -------    ------   -------    ------
                                       $49,930      $10,555    $9,070   $20,442    $9,863
                                       =======      =======    ======   =======    ======



(7)       INCOME TAXES

          Ventures is included in the consolidated U.S. income tax return of Comdisco, Inc. In absence of a tax sharing agreement, Ventures records its income tax liabilities on a separate return basis.

          The  components  of  the  income  tax  provision   (benefit)   charged
          (credited) to operations were as follows:



                                                       1999               1998               1997
                                                      ------             ------             -----
          Current:
              U.S. Federal.......................    $13,899            $ 9,280           $ 4,776
              U.S. state and local...............      3,220              2,150             1,106
                                                      ------             ------            ------
                                                      17,119             11,430             5,882
                                                      ------             ------            ------

          Deferred:
              U.S. Federal.......................      9,161                (40)            3,382
              U.S. state and local...............      2,122                 (9)              783
                                                      ------             ------            ------
                                                      11,283                (49)            4,165
                                                      ------             ------            ------
                  Total tax provision............    $28,402            $11,381           $10,047
                                                      ======             ======            ======




          The reasons for the difference between the U.S. Federal income tax rate and the effective income tax rate for earnings were as follows:

                                                                     1999                1998            1997
                                                                    ------             ------          ------

          U.S. Federal income tax rate                                35.0%             35.0%            35.0%
          Increase resulting from - state income taxes,
             net of U.S. Federal tax benefit                           4.9               4.9              4.9
                                                                     ------            -----            -----
                                                                      39.9%             39.9%            39.9%
                                                                     ======            =====            =====

          Deferred tax assets and liabilities at September 30, 1999 and 1998 were as follows:

                                                                                              1999              1998
                                                                                       ---------------   ---------------

          Deferred tax assets (liabilities):

              Investments                                                               $       3,504    $        3,504
              Accounts receivable                                                               1,968               848
              Lease accounting                                                                (18,420)          (11,858)
              Deferred income                                                                  (2,450)            3,390
              Accumulated other comprehensive income                                          (56,867)               --
                                                                                        --------------   ---------------
                  Gross deferred tax assets (liabilities)                                     (72,265)           (4,116)
              Less: valuation allowance                                                             --                --
                                                                                        --------------   ---------------
                  Net deferred tax assets (liabilities)                                 $     (72,265)   $       (4,116)
                                                                                        ==============   ===============



(8)       COMMITMENTS

          Ventures leases office spaces under operating leases that expire periodically through February 29, 2004. Under the renewal options of the agreement, Ventures may extend the lease terms. Rent expense was $272, $198, and $161 in fiscal 1999, 1998, and 1997, respectively.
          Minimum lease payments for the office spaces are as follows:

                                   YEARS ENDING SEPTEMBER          MINIMUM LEASE
                                             30,                     PAYMENTS
                                  --------------------------    --------------

                                  2000                          $    214
                                  2001                               218
                                  2000                                25
                                  2003                                25
                                  2004 and thereafter                 11
                                                                --------
                                                                $    493
                                                                ========

(9)       FAIR VALUE OF FINANCIAL INSTRUMENTS

          The estimated fair value of the Ventures' financial instruments are as follows:

                                                                     1999                             1998
                                                         ------------------------------  -------------------------------
                                                           CARRYING                         CARRYING
                                                            AMOUNT        FAIR VALUE         AMOUNT        FAIR VALUE
                                                         --------------  --------------  --------------- ---------------

        Assets:

            Equity securities                               $197,335          $197,335      $16,995         $16,995
            Notes receivable including
              noncurrent portion                             341,061           341,061       66,425          66,425



          Fair values were determined as follows:

          o Equity instruments are based on quoted market prices for available-for-sale securities, and, for non-quoted equity instruments, based on the lower of management's estimates of fair value or cost. Ventures' investment in warrants of public companies were valued at the bid quotation.

          o Notes receivable are estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar business profiles.


(10)      COMPREHENSIVE INCOME

          Comprehensive income for the year ended September 30, 1999 is comprised as follows:

          Net income                                            $ 42,824
          Other comprehensive income:
              Unrealized gains on marketable
               equity securities                                 142,612
              Less income tax expense                             56,867
                                                                --------
          Total comprehensive income                            $128,569
                                                                ========